September 24, 2015

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Lahdan Rahmati, Esq.

Re:	Kindred Healthcare, Inc.
Registration Statement on Form S-4 (File No. 333-206995)

Dear Ms. Rahmati:

With respect to the above-referenced registration statement (the “Registration Statement”), and pursuant to Rule 461 of Regulation C promulgated under the Securities Act of 1933, as amended, we hereby respectfully request that the Securities and Exchange Commission (the “Commission”) accelerate the effective date of the Registration Statement, so that it is declared effective at noon (Eastern Time) on September 29, 2015 or as soon as practicable thereafter.

In connection with this request for the acceleration of the effective date of the Registration Statement, Kindred Healthcare, Inc. (the “Company”) and each of the guarantors listed in the Registration Statement (“Guarantors” and, together with the Company, the “Registrants”) acknowledge that:

(i)	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

(ii)	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve any of the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

(iii)	the Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please contact Nicolas Grabar of Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, at (212) 225-2414 or via email at ngrabar@cgsh.com, as soon as the Registration Statement has been declared effective, or if you have any other questions or concerns regarding this matter.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.2

Very truly yours,

KINDRED HEALTHCARE, INC.

ABC HOSPICE, LLC

ABERDEEN HOLDINGS, INC.

ABLE HOME HEALTHCARE, INC.

ACCESS HOME HEALTH OF FLORIDA, LLC

ADVANCED ONCOLOGY SERVICES, INC.

ALPINE HOME HEALTH CARE, LLC

ALPINE HOME HEALTH II, INC.

ALPINE HOME HEALTH, INC.

ALPINE RESOURCE GROUP, INC.

AMERICAN HOMECARE MANAGEMENT CORP.

AMERICAN HOSPICE, INC.

AMERICAN VITALCARE, L.L.C.

ASIAN AMERICAN HOME CARE, INC.

AVERY MANOR NURSING, L.L.C.

BAYBERRY CARE CENTER, L.L.C.

BETHANY HOSPICE, LLC

BRAINTREE NURSING, L.L.C.

BWB SUNBELT HOME HEALTH SERVICES, LLC

CALIFORNIA HOSPICE, LLC

CALIFORNIA NURSING CENTERS, L.L.C.

CAPITAL CARE RESOURCES OF SOUTH

CAROLINA, LLC

CAPITAL CARE RESOURCES, LLC

CAPITAL HEALTH MANAGEMENT GROUP, LLC

CARE CENTER OF ROSSMOOR, L.L.C.

CENTERRE HEALTHCARE CORPORATION

CENTRAL ARIZONA HOME HEALTH CARE, INC.

CHAPARRAL HOSPICE, INC.

CHATTAHOOCHEE VALLEY HOME CARE SERVICES, LLC

CHATTAHOOCHEE VALLEY HOME HEALTH, LLC

CHC MANAGEMENT SERVICES, LLC

CHMG ACQUISITION LLC

CHMG OF ATLANTA, LLC

CHMG OF GRIFFIN, LLC

CLEAR LAKE REHABILITATION HOSPITAL, L.L.C.

COLORADO HOSPICE, L.L.C.

COMPASS HOSPICE, INC.

COUNTRY ESTATES NURSING, L.L.C.

COURTLAND GARDENS HEALTH CENTER, INC.

CRH OF ARLINGTON, LLC

CRH OF AVON, LLC

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.3

CRH OF CLEVELAND, LLC

CRH OF DALLAS, LLC

CRH OF FORT WORTH, LLC

CRH OF INDIANAPOLIS, LLC

CRH OF LANCASTER, LLC

CRH OF LANGHORNE, LLC

CRH OF MADISON, LLC

CRH OF MEMPHIS, LLC

CRH OF OKLAHOMA CITY, LLC

CRH OF SPRINGFIELD, LLC

CRH OF ST. LOUIS, LLC

CRH OF WAUKESHA, LLC

EASTERN CAROLINA HOME HEALTH AGENCY, LLC

FAITH HOME HEALTH AND HOSPICE, LLC

FAITH IN HOME SERVICES, L.L.C.

FHI GP, INC.

FHI HEALTH SYSTEMS, INC.

FHI LP, INC.

FIRST HOME HEALTH, INC.

FOCUS CARE HEALTH RESOURCES, INC.

FORESTVIEW NURSING, L.L.C.

GBA HOLDING, INC.

GBA WEST, LLC

GENTIVA CERTIFIED HEALTHCARE CORP.

GENTIVA HEALTH SERVICES (CERTIFIED), INC.

GENTIVA HEALTH SERVICES (USA) LLC

GENTIVA HEALTH SERVICES HOLDING CORP.

GENTIVA HEALTH SERVICES, INC.

GENTIVA REHAB WITHOUT WALLS, LLC

GENTIVA SERVICES OF NEW YORK, INC.

GEORGIA HOSPICE, LLC

GILBERT’S HOME HEALTH AGENCY, INC.

GILBERT’S HOSPICE CARE OF MISSISSIPPI, LLC

GILBERT’S HOSPICE CARE, LLC

GIRLING HEALTH CARE SERVICES OF KNOXVILLE, INC.

GIRLING HEALTH CARE, INC.

GODDARD NURSING, L.L.C.

GREENBRAE CARE CENTER, L.L.C.

GREENS NURSING AND ASSISTED LIVING, L.L.C.

HARBORLIGHTS NURSING, L.L.C.

HARDEN CLINICAL SERVICES, LLC

HARDEN HC TEXAS HOLDCO, LLC

HARDEN HEALTHCARE HOLDINGS, LLC

HARDEN HEALTHCARE SERVICES, LLC

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.4

HARDEN HEALTHCARE, LLC

HARDEN HOME HEALTH, LLC

HARDEN HOME OPTION, LLC

HARDEN HOSPICE, LLC

HAVEN HEALTH, LLC

HAWKEYE HEALTH SERVICES, INC.

HEALTHFIELD HOME HEALTH, LLC

HEALTHFIELD HOSPICE SERVICES, LLC

HEALTHFIELD OF SOUTHWEST GEORGIA, LLC

HEALTHFIELD OF STATESBORO, LLC

HEALTHFIELD OF TENNESSEE, LLC

HEALTHFIELD OPERATING GROUP, LLC

HEALTHFIELD, LLC

HELIAN ASC OF NORTHRIDGE, INC.

HELIAN HEALTH GROUP, INC.

HHS HEALTHCARE CORP.

HIGHGATE NURSING, L.L.C.

HIGHLANDER NURSING, L.L.C.

HOME HEALTH CARE AFFILIATES OF CENTRAL MISSISSIPPI, L.L.C.

HOME HEALTH CARE AFFILIATES OF MISSISSIPPI, INC.

HOME HEALTH CARE AFFILIATES, INC.

HOME HEALTH CARE OF CARTERET COUNTY, LLC

HOME HEALTH OF RURAL TEXAS, INC.

HOME HEALTH SERVICES, INC.

HOMECARE HOLDINGS, INC.

HOMECARE PLUS, INC.

HOMESTEAD HEALTH AND REHABILITATION CENTER, L.L.C.

HORIZON HEALTH CARE SERVICES, INC.

HORIZON HEALTH NETWORK LLC

HOSPICE CARE OF KANSAS AND MISSOURI, L.L.C.

HOSPICE CARE OF KANSAS, L.L.C.

HOSPICE CARE OF THE MIDWEST, L.L.C.

HOUSE CALL DOCTORS, INC.

INTEGRACARE HOLDINGS, INC.

INTEGRACARE HOME HEALTH SERVICES, INC.

INTEGRACARE HOSPICE OF ABILENE, LLC

INTEGRACARE INTERMEDIATE HOLDINGS, INC.

INTEGRACARE OF ABILENE, LLC

INTEGRACARE OF ALBANY, LLC

INTEGRACARE OF ATHENS-HOME HEALTH, LLC

INTEGRACARE OF ATHENS-HOSPICE, LLC

INTEGRACARE OF GRANBURY, LLC

INTEGRACARE OF LITTLEFIELD, LLC

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.5

INTEGRACARE OF OLNEY HOME HEALTH, LLC

INTEGRACARE OF TEXAS, LLC

INTEGRACARE OF WEST TEXAS-HOME HEALTH, LLC

INTEGRACARE OF WEST TEXAS-HOSPICE, LLC

INTEGRACARE OF WICHITA FALLS, LLC

IOWA HOSPICE, L.L.C.

ISIDORA’S HEALTH CARE INC.

J.B. THOMAS HOSPITAL, INC.

KAH DEVELOPMENT 1, L.L.C.

KAH DEVELOPMENT 2, L.L.C.

KAH DEVELOPMENT 3, L.L.C.

KAH DEVELOPMENT 4, L.L.C.

KAH DEVELOPMENT 5, L.L.C.

KAH DEVELOPMENT 6, L.L.C.

KAH DEVELOPMENT 7, L.L.C.

KAH DEVELOPMENT 8, L.L.C.

KAH DEVELOPMENT 9, L.L.C.

KAH DEVELOPMENT 10, L.L.C.

KAH DEVELOPMENT 11, L.L.C.

KAH DEVELOPMENT 12, L.L.C.

KAH DEVELOPMENT 13, L.L.C.

KAH DEVELOPMENT 14, L.L.C.

KAH DEVELOPMENT 15, L.L.C.

KINDRED BRAINTREE HOSPITAL, L.L.C.

KINDRED DEVELOPMENT 4, L.L.C.

KINDRED DEVELOPMENT 7, L.L.C.

KINDRED DEVELOPMENT 8, L.L.C.

KINDRED DEVELOPMENT 9, L.L.C.

KINDRED DEVELOPMENT 10, L.L.C.

KINDRED DEVELOPMENT 11, L.L.C.

KINDRED DEVELOPMENT 12, L.L.C.

KINDRED DEVELOPMENT 13, L.L.C.

KINDRED DEVELOPMENT 15, L.L.C.

KINDRED DEVELOPMENT 17, L.L.C.

KINDRED DEVELOPMENT 27, L.L.C.

KINDRED DEVELOPMENT 29, L.L.C.

KINDRED DEVELOPMENT HOLDINGS 3, L.L.C.

KINDRED DEVELOPMENT HOLDINGS 5, L.L.C.

KINDRED HEALTHCARE OPERATING, INC.

KINDRED HEALTHCARE SERVICES, INC.

KINDRED HOSPICE SERVICES, L.L.C.

KINDRED HOSPITAL-PALM BEACH, L.L.C.

KINDRED HOSPITAL-PITTSBURGH-NORTH SHORE, L.L.C.

KINDRED HOSPITALS EAST, L.L.C.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.6

KINDRED HOSPITALS WEST, L.L.C.

KINDRED HOSPITAL-SPRINGFIELD, L.L.C.

KINDRED HOSPITAL-TOLEDO, L.L.C.

KINDRED NEVADA, L.L.C.

KINDRED NURSING CENTERS EAST, L.L.C.

KINDRED NURSING CENTERS NORTH, L.L.C.

KINDRED NURSING CENTERS SOUTH, L.L.C.

KINDRED NURSING CENTERS WEST, L.L.C.

KINDRED REHAB SERVICES, INC.

KINDRED SYSTEMS, INC.

KND DEVELOPMENT 50, L.L.C.

KND DEVELOPMENT 51, L.L.C.

KND DEVELOPMENT 52, L.L.C.

KND DEVELOPMENT 53, L.L.C.

KND DEVELOPMENT 54, L.L.C.

KND DEVELOPMENT 55, L.L.C.

KND DEVELOPMENT 56, L.L.C.

KND DEVELOPMENT 57, L.L.C.

KND DEVELOPMENT 58, L.L.C.

KND DEVELOPMENT 59, L.L.C.

KND DEVELOPMENT 60, L.L.C.

KND DEVELOPMENT 61, L.L.C.

KND DEVELOPMENT 62, L.L.C.

KND DEVELOPMENT 63, L.L.C.

KND HOSPITAL REAL ESTATE HOLDINGS, L.L.C.

KND REAL ESTATE 1, L.L.C.

KND REAL ESTATE 2, L.L.C.

KND REAL ESTATE 3, L.L.C.

KND REAL ESTATE 4, L.L.C.

KND REAL ESTATE 5, L.L.C.

KND REAL ESTATE 6, L.L.C.

KND REAL ESTATE 7, L.L.C.

KND REAL ESTATE 8, L.L.C.

KND REAL ESTATE 9, L.L.C.

KND REAL ESTATE 10, L.L.C.

KND REAL ESTATE 11, L.L.C.

KND REAL ESTATE 12, L.L.C.

KND REAL ESTATE 13, L.L.C.

KND REAL ESTATE 14, L.L.C.

KND REAL ESTATE 15, L.L.C.

KND REAL ESTATE 16, L.L.C.

KND REAL ESTATE 17, L.L.C.

KND REAL ESTATE 18, L.L.C.

KND REAL ESTATE 19, L.L.C.

KND REAL ESTATE 20, L.L.C.

KND REAL ESTATE 21, L.L.C.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.7

KND REAL ESTATE 22, L.L.C.

KND REAL ESTATE 23, L.L.C.

KND REAL ESTATE 24, L.L.C.

KND REAL ESTATE 25, L.L.C.

KND REAL ESTATE 26, L.L.C.

KND REAL ESTATE 27, L.L.C.

KND REAL ESTATE 28, L.L.C.

KND REAL ESTATE 29, L.L.C.

KND REAL ESTATE 31, L.L.C.

KND REAL ESTATE 32, L.L.C.

KND REAL ESTATE 33, L.L.C.

KND REAL ESTATE 34, L.L.C.

KND REAL ESTATE 35, L.L.C.

KND REAL ESTATE 36, L.L.C.

KND REAL ESTATE 37, L.L.C.

KND REAL ESTATE 38, L.L.C.

KND REAL ESTATE 39, L.L.C.

KND REAL ESTATE 4, L.L.C.

KND REAL ESTATE 41, L.L.C.

KND REAL ESTATE 42, L.L.C.

KND REAL ESTATE 43, L.L.C.

KND REAL ESTATE 44, L.L.C.

KND REAL ESTATE 45, L.L.C.

KND REAL ESTATE 46, L.L.C.

KND REAL ESTATE 47, L.L.C.

KND REAL ESTATE 48, L.L.C.

KND REAL ESTATE 49, L.L.C.

KND REAL ESTATE 50, L.L.C.

KND REAL ESTATE 51, L.L.C.

KND REAL ESTATE HOLDINGS, L.L.C.

KND REHAB REAL ESTATE HOLDINGS, L.L.C.

KND SNF REAL ESTATE HOLDINGS, L.L.C.

LAFAYETTE HEALTH CARE CENTER, INC.

LAFAYETTE SPECIALTY HOSPITAL, L.L.C.

LAKES HOSPICE, L.L.C.

LAUREL LAKE HEALTH AND REHABILITATION, L.L.C.

LIGHTHOUSE HOSPICE-COASTAL BEND, LLC

LIGHTHOUSE HOSPICE-METROPLEX, LLC

LIGHTHOUSE HOSPICE MANAGEMENT, LLC

LIGHTHOUSE HOSPICE PARTNERS, LLC

LIGHTHOUSE HOSPICE-SAN ANTONIO, LLC

MAINE ASSISTED LIVING, L.L.C.

MASSACHUSETTS ASSISTED LIVING, L.L.C.

MEADOWS NURSING, L.L.C.

MED. TECH. SERVICES OF SOUTH FLORIDA, INC.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.8

MEDEQUITIES, INC.

MEDICAL HILL REHAB CENTER, L.L.C.

MED-TECH PRIVATE CARE, INC.

MED-TECH SERVICES OF DADE, INC.

MED-TECH SERVICES OF PALM BEACH, INC.

MID-SOUTH HOME CARE SERVICES, LLC

MID-SOUTH HOME HEALTH AGENCY, LLC

MID-SOUTH HOME HEALTH OF GADSDEN, LLC

MID-SOUTH HOME HEALTH, LLC

MILLS MEDICAL PRACTICES, LLC

MISSOURI HOME CARE OF ROLLA, INC.

NEW TRIUMPH HEALTHCARE OF TEXAS, L.L.C.

NEW TRIUMPH HEALTHCARE, INC.

NEW YORK HEALTHCARE SERVICES, INC.

NORTH WEST TEXAS HOME HEALTH SERVICES, LLC

NORTHLAND LTACH, LLC

NP PLUS, LLC

NRP HOLDINGS COMPANY

NURSING CARE—HOME HEALTH AGENCY, INC.

ODYSSEY HEALTHCARE AUSTIN, LLC

ODYSSEY HEALTHCARE DETROIT, LLC

ODYSSEY HEALTHCARE FORT WORTH, LLC

ODYSSEY HEALTHCARE GP, LLC

ODYSSEY HEALTHCARE HOLDING COMPANY

ODYSSEY HEALTHCARE LP, LLC

ODYSSEY HEALTHCARE OF AUGUSTA, LLC

ODYSSEY HEALTHCARE OF FLINT, LLC

ODYSSEY HEALTHCARE OF MARION COUNTY, LLC

ODYSSEY HEALTHCARE OF SAVANNAH, LLC

ODYSSEY HEALTHCARE OF ST. LOUIS, LLC

ODYSSEY HEALTHCARE, INC.

OHS SERVICE CORP.

OMEGA HOSPICE, LLC

OUTREACH HEALTH SERVICES OF NORTH TEXAS, LLC

OUTREACH HEALTH SERVICES OF THE PANHANDLE, LLC

PACIFIC COAST CARE CENTER, L.L.C.

PACIFIC WEST HOME CARE, LLC

PEOPLEFIRST HOMECARE & HOSPICE OF CALIFORNIA, L.L.C.

PEOPLEFIRST HOMECARE & HOSPICE OF COLORADO, L.L.C.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.9

PEOPLEFIRST HOMECARE & HOSPICE OF INDIANA, L.L.C.

PEOPLEFIRST HOMECARE & HOSPICE OF MASSACHUSETTS, L.L.C.

PEOPLEFIRST HOMECARE & HOSPICE OF OHIO, L.L.C.

PEOPLEFIRST HOMECARE & HOSPICE OF UTAH, L.L.C.

PEOPLEFIRST HOMECARE OF COLORADO, L.L.C.

PEOPLEFIRST VIRGINIA, L.L.C.

PERSONACARE OF CONNECTICUT, INC.

PERSONACARE OF HUNTSVILLE, INC.

PERSONACARE OF OHIO, INC.

PERSONACARE OF READING, INC.

PERSONACARE OF WISCONSIN, INC.

PF DEVELOPMENT 5, L.L.C.

PF DEVELOPMENT 6, L.L.C

PF DEVELOPMENT 7, L.L.C.

PF DEVELOPMENT 8, L.L.C.

PF DEVELOPMENT 9, L.L.C.

PF DEVELOPMENT 10, L.L.C.

PF DEVELOPMENT 15, L.L.C.

PF DEVELOPMENT 16, L.L.C.

PF DEVELOPMENT 17, L.L.C.

PF DEVELOPMENT 18, L.L.C.

PF DEVELOPMENT 19, L.L.C.

PF DEVELOPMENT 20, L.L.C.

PF DEVELOPMENT 21, L.L.C.

PF DEVELOPMENT 22, L.L.C.

PF DEVELOPMENT 23, L.L.C.

PF DEVELOPMENT 26, L.L.C.

PF DEVELOPMENT 27, L.L.C.

PHH ACQUISITION CORP.

PHHC ACQUISITION CORP.

PHYSICIAN HOUSECALLS, LLC

PROFESSIONAL HEALTHCARE AT HOME, LLC

PROFESSIONAL HEALTHCARE, LLC

QC-MEDI NEW YORK, INC.

QUALITY CARE – USA, INC.

REHAB INSURANCE CORPORATION REHAB STAFFING, L.L.C.

REHABCARE DEVELOPMENT 2, L.L.C.

REHABCARE DEVELOPMENT 3, L.L.C.

REHABCARE DEVELOPMENT 4, L.L.C.

REHABCARE DEVELOPMENT 5, L.L.C.

REHABCARE GROUP EAST, INC.

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.10

REHABCARE GROUP MANAGEMENT SERVICES, INC.

REHABCARE GROUP OF CALIFORNIA, L.L.C.

REHABCARE GROUP OF TEXAS, L.L.C.

REHABCARE GROUP, INC.

REHABCARE HOSPITAL HOLDINGS, L.L.C.

SALT LAKE PHYSICAL THERAPY ASSOCIATES, INC.

SATURDAY PARTNERS, LLC

SCCI HEALTH SERVICES CORPORATION

SCCI HOSPITAL—EASTON, INC.

SCCI HOSPITAL—EL PASO, INC.

SCCI HOSPITAL—MANSFIELD, INC.

SCCI HOSPITAL VENTURES, INC.

SCCI HOSPITALS OF AMERICA, INC.

SENIOR HOME CARE, INC.

SHC HOLDING, INC.

SHC REHAB, INC.

SIENA CARE CENTER, L.L.C.

SMITH RANCH CARE CENTER, L.L.C.

SOUTHERN CALIFORNIA SPECIALTY CARE, INC.

SOUTHERN NEVADA HOME HEALTH CARE, INC.

SOUTHERN UTAH HOME HEALTH, INC.

SOUTHERN UTAH HOME OXYGEN & MEDICAL EQUIPMENT, INC.

SPECIALTY HEALTHCARE SERVICES, INC.

SPECIALTY HOSPITAL OF CLEVELAND, INC.

SPECIALTY HOSPITAL OF PHILADELPHIA, INC.

SPECIALTY HOSPITAL OF SOUTH CAROLINA, INC.

SPRINGFIELD PARK VIEW HOSPITAL, L.L.C.

SYMPHONY HEALTH SERVICES, L.L.C.

SYNERGY HEALTHCARE GROUP, INC.

SYNERGY HOME CARE-ACADIANA REGION, INC.

SYNERGY HOME CARE-CAPITOL REGION, INC.

SYNERGY HOME CARE-CENTRAL REGION, INC.

SYNERGY HOME CARE-NORTHEASTERN REGION, INC.

SYNERGY HOME CARE-NORTHSHORE REGION, INC.

SYNERGY HOME CARE-NORTHWESTERN REGION, INC.

SYNERGY HOME CARE-SOUTHEASTERN REGION, INC.

SYNERGY, INC.

TAR HEEL HEALTH CARE SERVICES, LLC

TEXAS HEALTH MANAGEMENT GROUP, LLC

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.11

THC—CHICAGO, INC.

THC—HOUSTON, INC.

THC—NORTH SHORE, INC.

THC—ORANGE COUNTY, INC.

THC—SEATTLE, INC.

THE AMERICAN HEARTLAND HOSPICE CORP.

THE HOME OPTION, L.L.C.

THE HOME TEAM OF KANSAS LLC

THE THERAPY GROUP, INC.

THEREX, INC.

TOTAL CARE HOME HEALTH OF LOUISBURG, LLC

TOTAL CARE HOME HEALTH OF NORTH CAROLINA, LLC

TOTAL CARE HOME HEALTH OF SOUTH CAROLINA, LLC

TOWER HILL NURSING, L.L.C.

TRANSITIONAL HOSPITALS CORPORATION OF INDIANA, INC.

TRANSITIONAL HOSPITALS CORPORATION OF LOUISIANA, INC.

TRANSITIONAL HOSPITALS CORPORATION OF NEVADA, INC.

TRANSITIONAL HOSPITALS CORPORATION OF NEW MEXICO, INC.

TRANSITIONAL HOSPITALS CORPORATION OF TAMPA, INC.

TRANSITIONAL HOSPITALS CORPORATION OF TEXAS, INC.

TRANSITIONAL HOSPITALS CORPORATION OF WISCONSIN, INC.

TRINITY HOSPICE OF TEXAS, LLC

TRIUMPH HEALTHCARE HOLDINGS, INC.

TRIUMPH HEALTHCARE SECOND HOLDINGS, L.L.C.

TRIUMPH HEALTHCARE THIRD HOLDINGS, L.L.C.

TRIUMPH HOSPITAL NORTHWEST INDIANA, INC.

TRIUMPH REHABILITATION HOSPITAL NORTHERN INDIANA, L.L.C

TRIUMPH REHABILITATION HOSPITAL OF NORTHEAST HOUSTON, LLC

TUCKER NURSING CENTER, INC.

TULSA SPECIALTY HOSPITAL L.L.C.

VAN WINKLE HOME HEALTH CARE, INC.

VERNON HOME HEALTH CARE AGENCY, LLC

VISTA HOSPICE CARE, LLC

VISTACARE OF BOSTON, LLC

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.12

VISTACARE USA, LLC

VISTACARE, LLC

VOYAGER HOME HEALTH, INC.

VOYAGER HOSPICECARE, INC.

VTA MANAGEMENT SERVICES, L.L.C

VTA STAFFING SERVICES, LLC

WE CARE HOME HEALTH SERVICES, INC.

WELLSTREAM HEALTH SERVICES, LLC

WEST TEXAS, LLC

WIREGRASS HOSPICE CARE, LLC

WIREGRASS HOSPICE LLC

WIREGRASS HOSPICE OF SOUTH CAROLINA, LLC

YGNACIO VALLEY CARE CENTER, L.L.C.

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

ODYSSEY HEALTHCARE OPERATING B, LP

ODYSSEY HEALTHCARE OPERATING A, LP

ODYSSEY HEALTHCARE MANAGEMENT, LP

By:	ODYSSEY HEALTHCARE GP, LLC, as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

FAMILY HOSPICE, LTD.

FHI MANAGEMENT, LTD.

By:	FHI GP, INC., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

VOYAGER ACQUISITION, L.P.

BY:	AMERICAN HOSPICE, INC., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.13

FOOTHILL NURSING COMPANY PARTNERSHIP

HILLHAVEN—MSC PARTNERSHIP

BY:	KINDRED NURSING CENTERS WEST, L.L.C., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

KINDRED HOSPITALS LIMITED PARTNERSHIP

KINDRED NURSING CENTERS CENTRAL

LIMITED PARTNERSHIP

BY:	KINDRED NURSING CENTERS LIMITED PARTNERSHIP, as General Partner

BY:	KINDRED NURSING CENTERS EAST, L.L.C., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

NEW TRIUMPH HEALTHCARE, LLP

BY:	NEW TRIUMPH HEALTHCARE, INC., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

REHABCARE GROUP OF AMARILLO, L.P.

REHABCARE GROUP OF ARLINGTON, LP

BY:	REHABCARE GROUP, INC., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

Ms. Lahdan Rahmati

Securities and Exchange Commission

p.14

KINDRED NURSING CENTERS LIMITED

PARTNERSHIP

BY:	KINDRED NURSING CENTERS EAST, L.L.C., as General Partner

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Co-General Counsel and Corporate Secretary

cc:	Nicolas Grabar, Esq.
Cleary Gottlieb Steen & Hamilton LLP